Exhibit 10.47

[Letterhead]

August 3, 2015

Mr. Michael A. Sachs

TLSG, INC

1603 Orrington Ave

Suite 820

Evanston, IL 60201

Dear Michael:

We would like to set forth the terms of your compensation as a director on the Board of Directors (the “Board”) of Surgical Care Affiliates, Inc., a Delaware corporation (“SCA”), and such other subsidiaries of SCA as the Board may reasonably request from time to time.  The terms of this letter agreement (this “Agreement”) will be effective as of your appointment to the Board, expected September 1, 2015 (the “Effective Date”).

I.	Annual Board of Directors Compensation

For your service as a Board member, you will receive (a) an annual cash retainer of $50,000, payable in equal quarterly installments of $12,500 in arrears within 30 days after the end of each quarter of service (if you serve part of a quarter, the payment will be prorated based on the number of weeks in the quarter served and paid within 30 days of the termination of your service), and (b) $75,000 in the form of restricted stock units (the “RSUs”) of SCA, pursuant to a Restricted Equity Unit Grant Agreement.  The initial RSU grant will occur as soon as practicable after the date hereof and will be effective for purposes of vesting as of September 1, 2015.  Thereafter you shall receive $75,000 in the form of RSUs of SCA in June of each year, subject to your continuing to serve on the Board on each such date.  The RSUs will vest ratably over a two-year period (i.e., 50% vested 12 months after the grant and 100% vested 24 months after the grant), subject to your continuing to serve on the Board through such date.

II.	Attendance at Board Meetings

You will be expected to use your reasonable best efforts to attend all Board meetings, and you will be expected to attend a minimum of three quarterly Board meetings each year in person.  Otherwise, you may attend such meeting by telephonic or other electronic means.  Reasonable expenses actually incurred by you in traveling to the Board meetings shall be reimbursed by SCA upon presentation of such documentation as SCA may reasonably request.

III.	Reelection to the Board

Your continued service on the Board will be subject in all respects to the provisions of the organizational documents of SCA.

Sincerely,

SURGICAL CARE AFFILIATES, INC.

By:  /s/ Richard L. Sharff, Jr.

Name:  Richard L. Sharff, Jr.

Its:  EVP & General Counsel

ACCEPTED:

Michael A. Sachs

Signature:  /s/ Michael A. Sachs

Date:  August 2, 2015